Exhibit 99.1

For Immediate Release December 30, 2002	Media Contacts: Andrea Smith 702-367-5683 Faye I. Andersen 775-834-4822

RICHARD ATKINSON NAMED SIERRA PACIFIC RESOURCES CFO

RENO, NV — Sierra Pacific Resources (SRP:NYSE) today announced that Richard K. Atkinson has been named vice president and chief financial officer of the corporation.

Atkinson, previously vice president, treasurer and investor relations officer of Sierra Pacific Resources, succeeds Dennis Schiffel as CFO.

“Rich Atkinson has been with our company for 22 years and brings a wealth of financial and corporate expertise to his new role,” said Walter M. Higgins, Chairman, President and CEO of Sierra Pacific Resources. “Rich has worked closely with Dennis Schiffel on the financial challenges we encountered throughout the past year, which certainly has been the most challenging period in the company’s history.”

Atkinson, who reports directly to Higgins, is now responsible for all financial, accounting and risk management activities of the corporation. He joined the company in 1980 and has held management positions in financial planning/forecasting, financial/economic analysis and treasury operations. He was named assistant treasurer in 1996, treasurer and investor relations officer in 2000, and vice president in 2002.

Schiffel joined Sierra Pacific Resources in July 2001 after a 20-year career with Atlantic Richfield Company (ARCO).

“We very much appreciate Dennis’ significant contributions on behalf of our company during a most difficult period,” Higgins said. “We wish him the very best.”

“I want to express appreciation for the efforts and support of Walt and the Sierra Pacific Resources management team,” Schiffel said. “As I leave at year-end to pursue other interests, I believe the company is on the road to financial recovery.”

Atkinson, whose offices are currently in Reno, will be relocating to Sierra Pacific Resources’ offices in Las Vegas.